UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

Merchants Bancorp
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
N/A
(2) Aggregate number of securities to which transaction applies:
N/A
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
N/A
(4) Proposed maximum aggregate value of transaction:
N/A
(5) Total fee paid:
N/A
☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:
N/A
(2) Form, Schedule or Registration Statement No.:
N/A
(3) Filing Party:
N/A
(4) Date Filed:
N/A

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	8:30 a.m., local time, on Thursday, May 21, 2020

PLACE	Online at www.meetingcenter.io/248870321

PURPOSE	(1)	The election of the Company’s Board of Directors, consisting of nine (9) Directors to serve until the Company’s 2021 annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until his or her earlier resignation, removal, or death

(2)	The ratification of the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and

(3)	The transaction of such other matters as may properly come before the meeting and any adjournment or postponement of the meeting.

RECORD DATE	In order to vote, you must have been a holder of our common stock at the close of business on April 1, 2020.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card. Voting instructions are printed on the proxy card. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

Michael F. Petrie
Chairman, Chief Executive Officer, and Secretary

April 9, 2020

MERCHANTS BANCORP

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 21, 2020

These proxy materials are furnished in connection with the solicitation by the Board of Directors (the “Board”) of Merchants Bancorp (the “Company,” “Merchants,” “we,” “our,” or “us”), an Indiana corporation, of proxies to be used at the 2020 annual meeting of shareholders of the Company (the “Annual Meeting”) and at any adjournments or postponements of such meeting.

In accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we make available proxy materials, which include the Notice of Annual Meeting, this proxy statement, and our Annual Report on Form 10-K for the year ended December 31, 2019 (“Annual Report”), on the internet unless otherwise instructed by the shareholder. If you received the Notice of Internet Availability of Proxy Materials (the “Notice”) by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

The Notice is first being mailed to shareholders and we intend to provide access to the proxy materials to the shareholders of record beginning on or about April 9, 2020.

This Proxy Statement and our Annual Report are available at:

investors.merchantsbankofindiana.com

GENERAL INFORMATION

Time and Date:	8:30 a.m., local time, on Thursday, May 21, 2020

Place:	Online at www.meetingcenter.io/248870321

Record Date:	April 1, 2020

Voting:	Holders of our common stock as of the Record Date are entitled to vote. Each share of common stock is entitled to one (1) vote for each Director nominee and one (1) vote for each of the other proposals being voted on.

MATTERS TO BE VOTED ON AND RECOMMENDATIONS

Matter	Recommendation	Page Reference for More Detail
Election of Directors	FOR each nominee	4

Ratification of the appointment of BKD, LLP as our registered independent public accounting firm for the fiscal year ending December 31, 2020	FOR	8

INFORMATION ABOUT THE MEETING AND VOTING

The following is information regarding the Annual Meeting and the voting process, presented in a question and answer format.

Why did you receive access to the proxy materials?

We have made the proxy materials available to you because as of the Record Date, you held shares of our common stock. This proxy statement describes the matters that will be presented for consideration by the shareholders at the Annual Meeting. It also gives you information concerning those matters to assist you in making an informed decision.

Why did you receive a Notice Regarding the Internet Availability of Proxy Materials instead of paper copies of the proxy materials?

We are using the SEC notice and access rule that allows us to furnish our proxy materials on the internet to our shareholders instead of mailing paper copies of those materials to each shareholder. As a result, beginning on or about April 9, 2020, we sent our shareholders the Notice by mail with instructions on how to access our proxy materials on the internet and vote online. The Notice is not a proxy card and cannot be used to vote your shares. If you received the Notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the Notice or on the website referred to in the Notice.

How can you attend the Annual Meeting?

The Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively online. You are entitled to virtually attend the Annual Meeting only if you were a shareholder of our common stock as of the Record Date, or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held.

You will be able to virtually attend the Annual Meeting online and submit your questions during the meeting by visiting www.meetingcenter.io/248870321. You also will be able to vote your shares online by virtually attending the Annual Meeting.

If you are a shareholder of record, you do not need to register to attend the Annual Meeting virtually. However, if you hold your shares in street name, you must register in advance to attend the Annual Meeting virtually.

To participate in the Annual Meeting, you will need to review the information included with the Notice, on your proxy card, or on the instructions that accompanied your proxy materials.

Why is the Company holding a virtual meeting instead of a physical meeting?

We have decided that a virtual meeting would be best to support the health and well-being of our employees, directors, and shareholders during the coronavirus outbreak (COVID-19). A virtual meeting will help enable more of our shareholders to attend and participate since the Annual Meeting can be accessed from any location with internet access, while maintaining proper social distancing.

Who may vote at the Annual Meeting?

The proxy materials are provided to holders of the Company’s common stock who were holders of record on the Record Date. Only the Company’s common shareholders of record on the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, 28,742,484 shares of the Company’s common stock were outstanding.

How can you vote?

You may own your shares of common stock of the Company in one or more of the following ways:

•	Directly in your name as shareholder of record; or

•	Indirectly through a broker, bank, or other holder of record (your “nominee”) in “street name.”

For shares of which you are the shareholder of record, you may vote your shares on the internet, or by requesting a proxy card and completing, signing, and returning it in the postage-paid envelope that will be provided. Simply follow the easy instructions provided on the Notice or proxy card. You may also vote during the Annual Meeting. Execution of a proxy card or voting via the internet will not affect your right to virtually attend the Annual Meeting.

If your shares are held in street name, please follow the instructions provided by your nominee on the voting instruction form or Notice in order to vote your shares. The method by which you may vote your shares (e.g., by internet or telephone) may depend on the voting process of your nominee. If you desire to vote virtually at the Annual Meeting, you must obtain a legal proxy from your nominee. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy. As provided above, there will not be a physical meeting.

What happens if you do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you (a) indicate when voting on the internet that you wish to vote as recommended by the Board; or (b) sign and return a proxy card without giving specific voting instructions, then the persons named as proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their judgment with respect to any other matters properly presented for a vote at the meeting.

Shares Held in Street Name. If your shares are held in street name and you do not provide your nominee with specific voting instructions, then, under applicable rules, your nominee may generally vote on routine matters but cannot vote on non-routine matters. If your nominee does not receive instructions from you on how to vote your shares on a non-routine matter, your nominee will inform us that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” For the Annual Meeting, the election of Directors is considered a non-routine matter but the ratification of the appointment of our independent registered public accounting firm is considered a routine matter.

Can you change my vote after you return the proxy card or after voting electronically?

If you are a shareholder of record, you may revoke your proxy and change your vote at any time before it is voted. Prior to the applicable cutoff time, you may change your vote using the Internet, in which case only your latest Internet proxy submitted prior to the Annual Meeting will be counted. You may also revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, or by attending the meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to the Secretary of the Company prior to the Annual Meeting.

If you hold your shares in street name, you may revoke your proxy by following instructions provided by your nominee.

No notice of revocation or later-dated proxy will be effective until received by the Company’s Secretary at or prior to the Annual Meeting.

What options do you have in voting on each of the proposals?

For Proposal 1 – Election of Directors, you may vote “FOR” or “WITHHOLD” for each Director nominee. For Proposal 2 – Ratification of Independent Registered Public Accounting Firm and any other proposal that may properly be brought before the Annual Meeting, you may vote “FOR,” “AGAINST,” or “ABSTAIN.”

What is the quorum required for each matter?

The holders of a majority of the outstanding shares of the Company entitled to vote on each matter represented in person or by proxy will constitute a quorum for purposes of such matter at the Annual Meeting. If less than a majority of the outstanding shares are represented at the meeting, a majority of the shares represented may adjourn the meeting at any time.

As of the Record Date, 28,742,484 shares of the Company’s common stock were outstanding. Therefore, at least 14,371,243 shares need to be represented in order to constitute a quorum.

How many votes are needed for approval of each proposal?

Our Directors are elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees for Director receiving the largest number of votes cast “FOR” will be elected up to the maximum number of Directors to be elected at the Annual Meeting to serve until the Company’s 2021 annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until his or her earlier resignation, removal, or death.

Ratification of the selection of BKD, LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting. If the appointment of BKD, LLP is not ratified, the matter of the appointment of our independent registered public accounting firm will be considered by the Audit Committee.

How are abstentions and broker non-votes treated?

Abstentions and, unless your nominee’s authority to vote on a particular matter is limited, broker non-votes are counted in determining the votes present at the meeting. A nominee has limited authority to vote on the election of Directors but is not limited as to the proposal relating to the ratification of the selection of BKD, LLP as the Company’s independent registered public accounting firm. With respect to the election of Directors, abstentions, broker non-votes, and votes to “WITHHOLD” for a nominee will result in such nominee receiving fewer votes but will not affect the outcome of the election. With respect to the ratification of the selection of BKD, LLP, abstentions and broker non-votes have the same effect as a vote against the proposal.

Who will pay for the costs involved in the solicitation of proxies?

The Company will pay all costs of preparing, assembling, and distributing the proxy materials, including printing and mailing any copy of this proxy statement requested by a shareholder. In addition to solicitations by mail, Directors and officers of the Company and its subsidiaries may solicit proxies personally, by telephone, email, or in person, but such persons will not be specially compensated for their services.

Other Matters Related to the Meeting

Only matters brought before the Annual Meeting in accordance with the Company’s Second Amended and Restated By-Laws (“By-Laws”) will be considered. Aside from the items listed above in the Notice of Annual Meeting, the Company does not know of any other matters that will be presented at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment, the proxy holders will vote them in accordance with their best judgment.

Each of the Board’s nominees for Director has consented to serving as a Director of the Company. Should any nominee for Director become unable or unwilling to accept nomination or election, the persons acting under the proxy intend to vote for the election of another person recommended by the Nominating and Corporate Governance Committee and nominated by the Board. The Company has no reason to believe that any of the nominees for Director will be unable or unwilling to serve if elected to office.

PROPOSAL 1 – ELECTION OF DIRECTORS

At the Annual Meeting, shareholders entitled to vote will elect nine (9) Directors to serve until the Company’s 2021 annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until his or her earlier resignation, removal, or death. Set forth below is information concerning the nominees for election as Directors.

The Board recommends that that shareholders vote “FOR” each of the nominees for election as Director.

NOMINEES

Name	Age	Occupation	Director Since
Michael F. Petrie	66	Chairman and Chief Executive Officer of the Company and Chairman of Merchants Bank	2006
Randall D. Rogers	74	Vice Chairman of the Company	2006
Michael J. Dunlap	54	President and Chief Operating Officer of the Company and Chief Executive Officer of Merchants Bank	2014
Scott A. Evans	55	Lynn Market President and Chief Operating Officer of Merchants Bank	2006
Sue Anne Gilroy	71	Former Executive Director and Vice President of Development for the St. Vincent Foundation, Indianapolis, Indiana	2017
Andrew A. Juster	67	Former Chief Financial Officer of Simon Property Group, Inc., one of the largest publicly traded real estate investment trusts in the United States	2019
Patrick D. O’Brien	62	President of O’Brien Toyota, a Toyota dealership serving Indianapolis, Indiana	2013
Anne E. Sellers	59	Technology consultant and former Managing Principal and majority owner of Sensory Technologies, LLC	2017
David N. Shane	72	Former member of board of managers, President, and Chief Executive Officer of LDI Ltd., LLC	2013

There are no arrangements or understandings between any of our nominees or Executive Officers and any other person pursuant to which any of our nominees or Executive Officers have been selected for their respective positions. No nominee, current Director, or Executive Officer is related to any other nominee, current Director, or Executive Officer. No nominee for Director has been a director of another “public company” (i.e., subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or of any investment company within the past five years.

The business experience of each of the nominees for Director, as well as their qualifications to serve on the Board, is as follows:

Michael F. Petrie. Mr. Petrie has served as Chairman and Chief Executive Officer of the Company since October 2006 and also serves as Chairman of its subsidiary, Merchants Bank of Indiana (“Merchants Bank”). From March 2002 through December 2019, Mr. Petrie served as Chief Executive Officer of Merchants Bank, and served President of the Company’s subsidiary Merchants Capital Corp. (“Merchants Capital”) from when it was founded by Mr. Petrie and Mr. Rogers in August 1990 until January 2018.

In addition to Mr. Petrie’s positions at the Company and its subsidiaries, Mr. Petrie serves as the trustee of the Michael F. Petrie & Jody J. Petrie Foundation and as a director of the Indianapolis Neighborhood Housing Partnership, the Indiana Affordable Housing Council, and the Indianapolis Chamber of Commerce. Additionally, Mr. Petrie serves on the National Board for the Indiana University Varsity Club and the Advisory Board for the Indiana University Center for Real Estate Studies. In 2005, Mr. Petrie served as Chairman of the Mortgage Bankers Association Board of Directors, Washington, D.C. Mr. Petrie is a graduate of Indiana University with both a Bachelor of Science and Master of Business Administration in finance.

Mr. Petrie brings to the Board, among other skills and qualifications, extensive bank management experience derived from 40 years in the mortgage banking industry. Mr. Petrie also brings to the Board a broad strategic vision for the Company, and the Board believes this is valuable in developing and implementing the Company’s strategic growth initiatives.

Randall D. Rogers. Mr. Rogers has served as a Director of the Company and the Vice Chairman of Merchants Bank since October 2006 and March 2002, respectively, and Vice Chairman of the Company since January 1, 2018. Prior to January 1, 2018, Mr. Rogers also served as President and Chief Operating Officer of the Company and Chairman of Merchants Capital since it was founded by Mr. Petrie and Mr. Rogers in August 1990.

In addition to Mr. Rogers’ positions at the Company and its subsidiaries, Mr. Rogers is also directly involved with the Rogers Family Foundation, which is administered by Central Indiana Community Foundation, which annually directs gifts to various 501(c)(3) organizations supporting causes such as children’s arts, the environment, animal welfare, poverty, healthcare, childhood education, and re-employment support. Mr. Rogers is a graduate of The University of North Carolina at Chapel Hill with a degree in economics and of the Stonier Graduate School of Banking at Rutgers University.

Mr. Rogers’ nearly 50 years of mortgage banking experience, including deep experience in multi-family lending and his involvement as a co-founder of our Company, make him uniquely qualified to serve as a Director and Vice Chairman of the Board.

Michael J. Dunlap. Mr. Dunlap has served as a Director of the Company since May 2014. Mr. Dunlap became President and Chief Operating Officer of the Company in January 2018 and became Chief Executive Officer of Merchants Bank in January 2020. Prior to becoming Chief Executive Officer of Merchants Bank, Mr. Dunlap had been President and Co-Chief Operating Officer of Merchants Bank since May 2014. Mr. Dunlap has over 25 years of mortgage banking experience and joined Merchants Bank as Senior Vice President of Mortgage Banking in August 2009. Mr. Dunlap has been primarily responsible for establishing our warehouse lending platform and Merchants Mortgage, a division of Merchants Bank focused on single-family mortgage origination and servicing. Prior to joining Merchants, Mr. Dunlap served as Chief Financial Officer of National City Mortgage, which was acquired by The PNC Financial Services Group, Inc. and prior to that held similar finance positions at Bank One, which was acquired JPMorgan Chase & Co., and Waterfield Mortgage Co., which was acquired by Huntington Bancshares, Inc. Mr. Dunlap is a graduate of Indiana University with a degree in accounting and is a former licensed Certified Public Accountant.

Mr. Dunlap’s extensive experience and knowledge of the Company and its products and services, particularly in mortgage banking, is tremendously valuable to the Board.

Scott A. Evans. Mr. Evans has served as a Director of the Company and President of the Lynn/Richmond market and Chief Operating Officer of Merchants Bank since 2004 and Chairman of the Board of Directors of the Company’s Illinois bank subsidiary, Farmers-Merchants Bank of Illinois, since 2017. Mr. Evans has almost 30 years of community banking and related experience. Prior to joining Merchants, Mr. Evans was Assistant Vice President, Agriculture Lending at Bath State Bank, Bath, Indiana from 2002 to 2004. Also, Mr. Evans served Vice President of The Farmers State Bank, New Madison, Ohio from 1989 to 2000 where he performed a variety management functions, including with respect to compliance, human resources, information technology, information security, and accounting.

In addition to Mr. Evans’ positions at the Company and its subsidiaries, Mr. Evans also is a member of the Ohio Farm Bureau and Ohio Corn and Wheat Growers Association and previously served as chairman of the finance committee of the St. Vincent Randolph Hospital Foundation. Mr. Evans is a graduate of The Ohio State University with a Bachelor of Science degree in agriculture, with an emphasis in agriculture economics and finance.

Mr. Evans brings to the Board, among other skills and qualifications, extensive experience in community banking, and in particular in agricultural lending.

Sue Anne Gilroy. Ms. Gilroy has served as a Director of the Company since June 2017. Ms. Gilroy served as Executive Director and Vice President of Development for the St. Vincent Foundation, Indianapolis, Indiana from 2005 until 2019. Ms. Gilroy has held a number of offices in public service and previously served as Indiana’s first female Secretary of State from 1994 to 2002, the first female director of Indianapolis and Marion County, Indiana’s consolidated city-county government as Director of Indianapolis Parks and Recreation from 1974 to 1976, Senator Richard G. Lugar’s Indiana State Director from 1990 to 1993, and on Indiana Governor Mitch Daniels’ Blue Ribbon Commission on Local Government Reform in 2007.

In addition, Ms. Gilroy also serves on the boards of directors of the University of Indianapolis, Indianapolis Oasis, and University High School, Indianapolis, Indiana, on the advisory board of the Richard G. Lugar Center for Tomorrow’s Leaders at the University of Indianapolis, and as trustee of the Endowment Fund Board of Tabernacle Presbyterian Church. Ms. Gilroy is a graduate of DePauw University with a degree in speech and secondary education and holds a master’s degree in public administration from Indiana University, Indianapolis.

Ms. Gilroy brings to the Board, among other skills and qualifications, the experiences of a career in public sector management, as well as extensive leadership in the non-profit world.

Andrew A. Juster. Mr. Juster has served as a Director of the Company since May 2019. From 1989 through 2018, Mr. Juster was employed by Simon Property Group, Inc., a global leader in the ownership of premier shopping, dining, entertainment and mixed-use destinations, an S&P 100 company, and one of largest publicly traded real estate investment trusts in the United States. From 2015 to October 1, 2018, Mr. Juster served as Executive Vice President and Chief Financial Officer of Simon Property Group, Inc., and previously served as Executive Vice President and Treasurer. Mr. Juster is a graduate of American University and received a Master of Business Administration from the Wharton Graduate School of the University of Pennsylvania.

Mr. Juster brings extensive knowledge of the commercial real estate market and significant experience in finance, including overseeing financing strategies and capital market activities, and an understanding of the necessary accounting systems and controls of a publicly traded company.

Patrick D. O’Brien. Mr. O’Brien has served as a Director of the Company since November 2013. Since 1990, Mr. O’Brien has been President of O’Brien Toyota, a Toyota dealership serving the Indianapolis, Indiana area. Mr. O’Brien is also the owner and managing member of K&P Property Development, LLC, a real estate holding company, and co-owner and managing member of Pinheads, a family entertainment center in Fishers, Indiana. Mr. O’Brien has previously served as chairman of Toyota’s Regional Dealer Council, which serves a four-state area including Indiana, chairman of the Chicago Region Toyota Dealer Advertising Association, and President of the Auto Dealers Association of Indiana. Mr. O’Brien is a graduate of Indiana University with a bachelor’s degree in business management.

Mr. O’Brien brings to the Board, among other skills, a wide range of knowledge and perspective relative to operating successful businesses and the business community in our Indianapolis market.

Anne E. Sellers. Ms. Sellers has served as a Director of the Company since June 2017. Ms. Sellers is an audio/visual technology consultant and, from 2006 through 2019, Ms. Sellers had served as Managing Principal and majority owner of Sensory Technologies, LLC, an Indianapolis-based company that specializes in audiovisual integration technologies, including videoconferencing system design, web streaming and distribution, and sound and acoustic design.

Ms. Sellers has also previously served in a variety of accounting and finance roles, including with Ernst & Young. In addition, Ms. Sellers is also a member of the boards of directors of the National Systems Contractors Association and The Alliance Group, a member of the executive committee of The Gathering, and a past member of the board of directors of the National Association of Women Business Owners, Indianapolis Chapter. Ms. Sellers is a graduate of DePauw University with a degree in economics.

Ms. Sellers brings to the Board, among other skills and qualifications, extensive experience in management and leadership in the technology industry.

David N. Shane. Mr. Shane has served as a Director of the Company since November 2013. Mr. Shane previously served as Vice-President and Executive Vice-President (from 1997 to 2006) and President and Chief Executive Officer and member of the board of managers (from 2007 until his retirement in 2013) of LDI Ltd., LLC, an Indianapolis based diversified holding company that focuses on funding and operating middle-market companies.  From 1975 to 1995 Mr. Shane was an attorney and partner at the law firm of Baker & Daniels LLP, now Faegre Drinker LLP.

In addition, Mr. Shane currently serves as a member of the boards of directors of Lilly Endowment, Inc., The Mind Trust, and Ascend Indiana, Inc., and as an emeritus member of the board of trustees of Wabash College. He previously served as a director of Our Health, Inc. and Syndicate Sales, Inc. He is a graduate of Wabash College with a degree in English and received his juris doctor degree from Duke University School of Law.

Mr. Shane brings to the Board, among other skills and qualifications, extensive business and legal skills that assist the Board in fulfilling its oversight role of management.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed, and the Board has ratified, BKD, LLP to be the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020, subject to ratification by shareholders. A representative of BKD, LLP is not expected to be present at the annual meeting to respond to questions from shareholders or make a statement.

If the ratification of the appointment of the independent registered public accounting firm is not approved by a majority of the votes cast by shareholders at the annual meeting, the Audit Committee of the Board will consider other independent registered public accounting firms.

The Board recommends that shareholders vote “FOR” the ratification of the appointment of BKD, LLP as the Company’s independent registered public accounting firm.

CORPORATE GOVERNANCE

Generally, the Board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board does not involve itself in the day-to-day operations of the Company, which are monitored by our Executive Officers and management. Our Directors fulfill their duties and responsibilities by attending regular meetings of the Board, with additional special meetings held from time to time. Our Directors also discuss business and other matters with Messrs. Petrie and Dunlap, and other key Executive Officers, as well as our principal external advisers (legal counsel, auditors, and other consultants) at times other than regularly scheduled meetings when appropriate.

The Board has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee. The Board also may establish such other committees as it deems appropriate, in accordance with applicable laws and regulations and our First Amended and Restated Articles of Incorporation, as amended (“Articles”) and By-Laws.

The Board held six (6) regularly scheduled and special meetings during 2019. In 2020, the Board intends to meet at least four (4) times, with additional special meetings held from time to time when necessary, and through committee membership, which is discussed below. During 2019, all Directors attended at least 75 percent of the meetings of the Board and the committees on which they served. Although we do not have a formal policy regarding Director attendance at the annual meeting, we encourage and expect all of our Directors to attend. All of the Directors were present at the Company’s 2019 annual meeting of shareholders.

Director Independence

Under the rules of The Nasdaq Stock Market LLC (“Nasdaq”) and the SEC, the Board has determined that five (5) of the nine (9) Directors qualify as independent Directors: Ms. Gilroy, Mr. O’Brien, Mr. Juster, Ms. Sellers and Mr. Shane (each a “Non-Executive Director”). Additionally, in 2019, John W. Perry served as a Director and Chair of our Audit Committee until his retirement effective as of our 2019 annual meeting of shareholders in May 2019. During such period, Mr. Perry qualified as independent under the Nasdaq and SEC rules.

Messrs. Petrie, Dunlap, and Evans do not qualify as independent directors because each is an Executive Officer. Mr. Rogers does not qualify as an independent director because he is an employee and was our President and Chief Operating Officer in 2017.

The Board has a Chairman whose duties are described in our By-Laws, and it performs its oversight role through various committees. The Board may select any of its members as its Chairman and has no formal policy as to whether our Chief Executive Officer will serve as Chairman or whether any other Director, including a non-employee or independent director, may be elected to serve as Chairman. At present, the positions of Chairman and Chief Executive Officer are both held by Mr. Petrie. The Board believes that Mr. Petrie is best situated to serve as Chairman because of his familiarity with the Company’s business and because he is the most capable of effectively identifying strategic opportunities and leading the execution of our business strategy.

However, the Board has adopted a written charter to govern in the event the positions of Chairman and Chief Executive Officer are held by the same individual. This “Independent Lead Director Charter” was developed to describe the responsibilities of the Independent Lead Director if the same individual is Chairman and Chief Executive Officer, and states that the Independent Lead Director will be a member of the Board who satisfies the requirements for independent directors under the Nasdaq rules. Our Independent Lead Director is currently Andrew A. Juster.

As described in the charter, the Independent Lead Director has responsibility for, among other things:

•	consulting with the Chief Executive Officer for Board schedules and agendas, including advising the Chief Executive Officer as to the quality, quantity, and timeliness of the information submitted by Merchants’ management;

•	organizing meetings of the independent Directors as necessary to, in part, ensure they have adequate resources for decision making and to serve as the principal liaison between the independent Directors and the Chief Executive Officer;

•	conducting exit interviews with all departing Executive Officers, as appropriate; and

•	handling other such matters that are specifically delegated to the Independent Lead Director by the Board from time to time.

Board’s Role in Risk Management

Risk is inherent in any business, and, as is the case with other management functions, our senior management has the primary responsibility for managing the risks we face. However, as a financial institution, our business involves financial risks that do not exist, or that are more extensive than the risks that exist, in some other types of businesses. We are subject to extensive regulation that requires us to assess and manage those risks, and during their periodic examinations our regulators assess our performance in that regard. As a result, the Board is actively involved in overseeing our risk management programs.

While the full Board is charged with ultimate oversight responsibility for risk management, various committees of the Board and members of management also have responsibilities with respect to our risk oversight. In particular, the Audit Committee plays a large role in monitoring and assessing our financial, legal, and organizational risks and receives regular reports from senior management regarding comprehensive organizational risk as well as particular areas of concern. The Compensation Committee monitors and assesses the various risks associated with compensation policies and oversees incentives that encourage a level of risk-taking consistent with our overall strategy.

Further, our Chairman meets regularly with senior management to discuss strategy and the risks we face. Senior management attends Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters.

Board Committees

The Board currently has three (3) standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each committee is comprised solely of Directors that meet the definition of “independent director” under the Nasdaq rules, and as to the Audit Committee, also satisfy the requirements of SEC Rule 10A-3. Each committee meets at such times as determined to be necessary.

The Board also may establish such other committees as it deems appropriate, in accordance with applicable laws and regulations and our Articles and By-Laws.

Each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee has a written charter which sets forth the committee’s duties and responsibilities and is reviewed by the committee on a regular basis. The current charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available on the investor relations section of our website, http://investors.merchantsbankofindiana.com/.

The following table identifies our standing committees and their members.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Sue Anne Gilroy	M	M	M
Andrew A. Juster	C	M	M
Patrick D. O’Brien	M	C	M
Anne E. Sellers	M	M	M
David N. Shane	M	M	C
Number of Meetings in 2019	8	3	1

M: Member of Committee

C: Chair of Committee

Audit Committee

The Board has determined that each member of the Audit Committee also satisfies the additional independence standards under the Nasdaq rules and applicable SEC rules for audit committee service and has the ability to read and understand fundamental financial statements. In addition, the Board has determined that each of Andrew A. Juster, Anne E. Sellers, and David N. Shane qualify as an “audit committee financial expert,” as that term is defined under the applicable SEC rules.

As described in its charter, the Audit Committee has responsibility for, among other things:

•	selecting and reviewing the performance of our independent auditors and approving, in advance, all engagements and fee arrangements;

•	reviewing the independence of our independent auditors;

•	reviewing actions by management on recommendations of the independent auditors and internal auditors;

•	meeting with management, the internal auditors, and the independent auditors to review the effectiveness of our system of internal control and internal audit procedures and results;

•	reviewing earnings releases, financial statements, and reports to be filed with the SEC or otherwise;

•	reviewing and approving transactions for potential conflicts of interest under our Code of Conduct; and

•	handling other such matters that are specifically delegated to the Audit Committee by the Board from time to time.

Compensation Committee.

As described in its charter, the Compensation Committee has responsibility for, among other things:

•	overseeing executive compensation and management succession plans; personnel policies, benefits programs, and incentive compensation as they relate to our Executive Officers; and ensuring the competitiveness thereof;

•	establishing performance goals and objectives relative to the compensation of our Executive Officers;

•	determining the annual compensation of our Chief Executive Officer;

•	recommending to the Board the compensation of all other Executive Officers, including annual base salary, annual or short-term incentive opportunities, long-term incentive opportunities, employment, severance, and/or change-in-control agreements, and any perquisites or special benefits;

•	reviewing the talent development and executive succession planning process with our Chief Executive Officer;

•	recommending to the Board any changes to the compensation of non-employee Directors;

•	preparing the Compensation Committee report that may be required by SEC rules to be included in our future annual reports and proxy statements; and

•	handling such other matters that are specifically delegated to the Compensation Committee by the Board from time to time.

We have generally not engaged outside compensation consultants in determining or recommending the amount or form of Executive Officer or Director compensation and did not do so in 2019. Instead we have primarily relied on publicly available data and internal resources, such as our human resources department. Additionally, Executive Officers may participate in discussions with the Compensation Committee regarding our compensation practices and the Compensation Committee regularly requests recommendations from our Chief Executive Officer regarding other Executive Officers and discusses such recommendations therewith. However, no Executive Officer may be present during the Compensation Committee’s vote on such Executive Officer’s compensation.

Nominating and Corporate Governance Committee.

As described in its charter, the Nominating and Corporate Governance Committee has responsibility for, among other things:

•	recommending persons to be selected by the Board as nominees for election as directors or to fill any vacancies on the Board;

•	monitoring the functioning of our standing committees and recommending any changes, including the creation or elimination of any committee;

•	reviewing and assessing the standard for determining director independence consistent with the requirements of applicable laws, regulations, and the Nasdaq rules;

•	annually assessing the independence of directors and recommending action to the Board to effect changes in incumbent directors (if deemed appropriate by the Committee);

•	recommending to the Board on an annual basis an independent director to serve as Chairman or Lead Director, as applicable;

•	reviewing shareholder proposals properly submitted, including any proposed amendments to our Articles or By-Laws; and

•	generally advising the Board on corporate governance matters, including reviewing and assessing the Company’s compliance with the requirements of applicable laws, regulations, including state and federal banking laws and the Sarbanes-Oxley Act, and the Nasdaq rules;

Additionally, as provided for in its charter, our Nominating and Corporate Governance Committee also has the power and authority to conduct certain activities as the Committee deems appropriate, including:

•	advise and make recommendations to the Board on the appropriate size and composition of the Board; and

•	make recommendations to the Board with respect to the qualifications and independence of members of the Board, committee member qualifications, and committee structure and operations.

Shareholder Communication with the Board, Nomination, and Proposal Procedures

General Communications with the Board. Shareholders may contact the Board by contacting our Secretary, Michael F. Petrie at 410 Monon Boulevard, Carmel, Indiana 46032 or (317) 569-7420.

Nominations of Directors. In accordance with our By-Laws, a shareholder may nominate a Director for election at an annual meeting of shareholders by giving written notice of such nomination to our Secretary at the above address, which much be received not less than 90 days nor more than 120 days prior to the annual meeting. However, if less than 100 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, such written notice, to be timely, shall be delivered or mailed to the Secretary and received at our principal office not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed to shareholders or such prior public disclosure was made. On February 20, 2020, we filed a Current Report on Form 8-K announcing the date of the Annual Meeting, which means any shareholder nomination for a Director must have been delivered to our Secretary no later than March 2, 2020 for the Annual Meeting. We did not receive any shareholder nominations for Director.

The shareholder’s notice to the Secretary must include: (a) the name and address of record of the nominating shareholder; (b) a representation that the nominating shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the persons specified in the notice; (c) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (d) a description of all arrangements or understandings between the nominating shareholder and each nominee and any other person (naming such person) pursuant to which the nominations are to be made by the nominating shareholder; (e) such other information regarding each nominee proposed by such nominating shareholder as is required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, as in effect; and (f) the consent of each nominee to serve as a Director of the Company if so elected.

Other Shareholder Proposals. In accordance with our By-Laws, for proposals to be otherwise brought by a shareholder and voted upon at an annual meeting of shareholders, the shareholder must give written notice of the proposal to our Secretary, at the above address, which much be received not less than 90 days nor more than 120 days prior to the annual meeting. However, if less than 100 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, such written notice, to be timely, shall be delivered or mailed to the Secretary and received at our principal office not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed to shareholders or such prior public disclosure was made. On February 20, 2020 we filed a Current Report on Form 8-K announcing the date of the Annual Meeting, which means any shareholder proposal must have been delivered to our Secretary no later than March 2, 2020 for the Annual Meeting. We did not receive any shareholder proposals.

The shareholder’s notice to the Secretary must include: (a) a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the meeting; (b) the name and address of record of the shareholder proposing such business; (c) the number of shares of our common stock beneficially owned by such shareholder on the date of such shareholder’s notice; and (d) any financial or other interest of such shareholder in the proposal.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee (a) is or has ever been an employee of ours; (b) was, during 2019, a participant in any related party transaction requiring disclosure under Certain Relationships and Related Party Transactions, except (i) Ms. Sellers with respect to amounts paid by us to Sensory Technologies, LLC related to the construction of our new headquarters building and (ii) with respects to loans made to such committee members in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties; or (c) had, during the last completed fiscal year, any other interlocking relationship requiring disclosure under applicable SEC rules.

Code of Conduct

We have a Code of Conduct that applies to all of our Directors, Executive Officers, and employees. The Code of Conduct sets forth the standard of ethics that we expect all of our Directors, Executive Offiers, and employees to follow. Our Code of Conduct is available on the investor relations section of our website, http://investors.merchantsbankofindiana.com/. In accordance with SEC rules, we intend to disclose on the investor relations section of our website any amendments to the Code of Conduct, or any waivers of its requirements, that apply to our Executive Officers to the extent such disclosure is required.

DIRECTOR COMPENSATION

The following table provides the compensation received by individuals who served as our Non-Executive Directors during the fiscal year ended December 31, 2019. The table excludes perquisites, which did not exceed $10,000 in the aggregate for any Non-Executive Director. Each of Messrs. Petrie, Rogers, Dunlap, and Evans were employed by us in 2019 and did not receive additional compensation for their service as a Director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Sue Anne Gilroy	31,000	10,019	41,019
Andrew A. Juster	33,000	10,019	43,019
Patrick D. O’Brien	32,500	10,019	42,519
Anne E. Sellers	31,000	10,019	41,019
David N. Shane	33,500	10,019	43,519

(1) Each Director receives a number of shares of the Company’s common stock equal to $10,000, rounded up to the nearest whole share. For 2019, each Director received 455 shares based on the closing price of $22.02 on May 15, 2019, the day immediately preceding the Directors election to the Board.

Directors’ Fees

The compensation paid to Non-Executive Directors is provided below:

•	Annual cash retainer of $15,000;

•	Annual award of restricted stock equal to $10,000 (rounded up to the nearest whole share);

•	$1,000 per Board meeting and any meeting with a bank regulatory authority where the presence of the Directors is encouraged or required by such bank regulatory authority (whether in person or by telephone);

•	$1,000, $500, and $500 per Audit, Compensation, and Nominating and Corporate Governance Committee meeting attended, respectively (whether in person or by telephone); and

•	$7,500, $2,500, and $2,500 to the Chairpersons of the Audit, Compensation, and Nominating and Corporate Governance Committees, respectively.

Each of our Directors also serves as a Director of Merchants Bank. No additional compensation is paid to our Directors for service as a Director of Merchants Bank or any of our subsidiaries.

EXECUTIVE COMPENSATION

As an emerging growth company under the JOBS Act, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which permit us to limit reporting of executive compensation to our Principal Executive Officer and our two other most highly compensated Executive Officers, which are referred to as our “Named Executive Officers.”

Our Named Executive Officers for 2019 were:

•	Michael F. Petrie, Chairman of the Board and Chief Executive Officer;

•	Michael J. Dunlap, President and Chief Operating Officer of the Company and Chief Executive Officer of Merchants Bank; and

•	Michael R. Dury, President and Chief Executive Officer of Merchants Capital.

The following summary compensation table shows all cash and non-cash compensation earned or deferred by our Named Executive Officers for services rendered to us and our subsidiaries in all capacities during the fiscal years ended December 31, 2019 and 2018.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Michael F. Petrie	2019	700,000	100	-	17,242	717,342
Chairman of the Board and Chief Executive Officer	2018	630,000	-	-	17,640	647,740
Michael J. Dunlap	2019	550,000	210,100	275,009	8,400	1,043,509
President and Chief Operating Officer of the Company and Chief Executive Officer of Merchants Bank (4)	2018	500,000	100,000	249,995	8,250	858,245
Michael R. Dury	2019	120,000	3,532,760	84,012	8,400	3,745,172
President and Chief Executive Officer of Merchants Capital (5)	2018	110,000	3,268,106	77,008	8,250	3,463,364

(1)	Each Named Executive Officer is eligible to receive certain nominal bonuses to the same extent as all employees. For 2019 each Named Executive Officer received a $100 bonus for completing certain training, which was the same amount awarded to all other employees who completed the same training. Mr. Dunlap’s bonus (other than the nominal bonus) relates to a cash award based on Company performance while Mr. Dury’s bonus (other than the nominal bonus) relates to commissions earned under his “at will” employment agreement.

(2)	Stock awards are generally made in the first quarter of the following year based on our full year performance. For 2019, restricted stock units were awarded in January 2020 and for 2018, restricted stock units were awarded in February 2019. The amounts set forth in the “Stock Awards” column reflect the aggregate grant date fair value of stock awards for the years ended December 31, 2019 and 2018 in accordance with FASB ASC Topic 718.

(3)	“All Other Compensation” for Mr. Dunlap and Mr. Dury during 2019 and 2018 consists of our match under the terms of our 401(k) Plan and for Mr. Petrie includes monthly country club dues and assessments.

(4)	Effective January 2020, Mr. Dunlap was promoted from President and Co-Chief Operating Officer to Chief Executive Officer of Merchants Bank in addition to serving as President and Chief Operating Officer of the Company.

(5)	Effective January 2020, Mr. Dury was promoted to Chief Executive Officer of Merchants Capital Corp. in addition to serving as its President.

General

The Compensation Committee reviews and recommends to the Board the compensation of our Named Executive Officers and sets the compensation of our Chief Executive Officer. The Committee relies on market data provided by our internal human resources department and survey data from industry resources. The Compensation Committee may also retain independent consultants as it deems appropriate. Salary levels are typically considered annually as part of our performance review process and upon a promotion or other change in job responsibility.

Prior to 2020, we compensated our Named Executive Officers, other than Mr. Petrie, through a combination of base salary, annual bonuses, equity awards, and other benefits. Historically, Mr. Petrie has only received a base salary and limited perquisites and has not received a cash bonus or equity award. Our compensation packages for our Named Executive Officers, other than Mr. Petrie, focused on rewarding performance as measured against established corporate goals, with each element of compensation designed to achieve a specific purpose and to contribute to a total package that is competitive with similar packages provided by other institutions that compete for the services of individuals like our Named Executive Officers.

In 2019, our Compensation Committee engaged in a comprehensive review of our compensation strategy and structure for Executive Officers, including our Named Executive Officers (the “2019 Executive Compensation Review”). While the compensation of our Executive Officers is reviewed by the Compensation Committee and the Board on an annual basis, the Board determined that the 2019 Executive Compensation Review was necessary for a variety of factors, including that most recent comprehensive review was in approximately 2015 and since such time:

•	the Company completed an initial public offering of its common stock in October 2017;

•	the Company successfully completed four (4) acquisitions (Joy State Bank in 2017, RICHMAC Funding LLC in 2017, Farmers-Merchants National Bank of Paxton in 2018, and NattyMac LLC in 2018) and opened several new offices;

•	the Company’s total assets grew from $2.3 billion as of December 31, 2015 to $3.9 billion as of December 31, 2018; and

•	and Company’s net income grew from $28.4 million for the year ended December 31, 2015 to $62.9 million for the year ended December 31, 2018.

Additionally, during the 2019 Executive Compensation Review, the Company experienced significant growth in assets and profitability. In particular, the Company’s total assets grew to $6.4 billion as of December 31, 2019 and net income grew to $77.3 million for the year ended December 31, 2019 and in 2019 the Company conducted three separate successful capital raises totaling approximately $199 million in gross proceeds.

Each of the above events has increased our Executive Officers’ responsibilities, the complexity of the Company, and the desirability of our Executive Officers’ services by competitors.

During the 2019 Executive Compensation Review, the Compensation Committee members met regularly with employees and reviewed materials prepared by both the Company and third parties to, among other reasons, ensure that the Compensation Committee more fully understood each Executive Officer’s current role and future plans the Company may have for such Executive Officer and the broader market for such Executive Officer’s services.

Additionally, as part of the 2019 Executive Compensation Review, the Compensation Committee developed the below peer group and compared our compensation practices and performance to such peers and discussed our performance and strategic objectives with our Chief Executive Officer, Mr. Petrie, President and Chief Operating Officer, Mr. Dunlap, and General Counsel, Terry A. Oznick. Because our business operates much differently than most traditional bank holding companies, the peer group includes bank holding companies throughout the United States with asset sizes ranging from approximately $3 billion to $11 billion that compete with us either locally (such as through our community banking and single family mortgage businesses) or nationally (such as through our mortgage warehouse or multi-family mortgage businesses) or have a similarly unique aspect to their business model.

1st Source Corporation	First Internet Bancorp	Live Oak Bancshares, Inc.
Customers Bancorp, Inc.	First Merchants Corporation	Luther Burbank Corporation
Dime Community Bancshares, Inc.	German American Bancorp, Inc.	Midland States Bancorp, Inc.
FB Financial Corporation	HomeStreet, Inc.	Republic Bancorp, Inc.
First Busey Corporation	Horizon Bancorp, Inc.	Stock Yards Bancorp, Inc.
First Financial Corporation	Impac Mortgage Holdings, Inc.	Triumph Bancorp, Inc.
First Foundation Inc.	Lakeland Financial Corporation

In particular, the Compensation Committee reviewed the publicly available data and terms of the peer group’s named executive officer’s base salary, cash bonus awards, equity awards, employment agreements, change in control agreements, and perquisites. The Compensation Committee also considered the expected increase in duties for Mr. Dunlap and Mr. Dury due to their respective promotions that became effective in January 2020.

Through the 2019 Executive Compensation Review, the Compensation Committee determined that our Executive Officers’ compensation was generally below median. The Compensation Committee received recommendations for changes in compensation for our Executive Officers from Mr. Petrie and Mr. Dunlap in November 2019. In its review of such recommendations, the Compensation Committee subjectively evaluated each Executive Officer’s contributions to the strategic, operational, and financial performance of the Company and determined that the Executive Officers met or exceeded their subjective performance expectations.

In January 2020 the Compensation Committee completed the 2019 Executive Compensation Review and set the compensation of Mr. Petrie, as our Chief Executive Officer, and made compensation recommendations to the full Board for all other Executive Officers, including Mr. Dunlap and Mr. Dury. None of our Executive Officers were present during the Compensation Committee’s vote to approve such recommendation to the Board.

The Board approved the recommended changes in January 2020 to be effective for the 2020 fiscal year. The details of such compensation changes for our Named Executive Officers are provided below.

Base Salary

Base salary is the only component of compensation that is not subject to the achievement of performance or vesting criteria. Base salary is designed to provide a fixed level of cash compensation for performing the responsibilities associated with an executive’s position. We review base salaries annually and adjust them effective as of January 1st of each year to take into account such factors as market changes, changes in duties, individual performance, and experience.

For 2020, Mr. Petrie’s base salary was increased from $700,000 to $750,000, Mr. Dunlap’s base salary was increased from $550,000 to $600,000, and Mr. Dury’s base salary was increased from $120,000 to $130,000.

Cash Bonus

Other than nominal bonuses for which all employees are eligible to receive (see footnote 1 to the Summary Compensation Table), Mr. Dunlap is our only Named Executive Officer eligible to receive a cash bonus award. Mr. Dunlap’s cash bonus award is tied to our achievement of certain performance measures established by the Compensation Committee for that fiscal year. The performance measures established must be consistent with those permitted under our 2017 Equity Incentive Plan. In addition to establishing the relevant performance measures, the Compensation Committee establishes a target and weight for each performance measure.

After the close of our fiscal year, the Compensation Committee reviews our overall financial performance as compared to such measures and determines whether Mr. Dunlap is entitled to receive a payout of such cash award bonus. For 2019, if the target for such performance measure was not met, Mr. Dunlap would not receive a payout with respect to the portion of his cash bonus award associated with that performance measure. Additionally, Mr. Dunlap would not receive a payout if Merchants Bank was not well capitalized at the end of any quarter in 2019. The Compensation Committee determined that for 2019 the performance measures were met, and Merchants Bank was well capitalized at the end of each quarter, and therefore Mr. Dunlap received his full cash bonus award.

For 2020, the Compensation Committee has established total revenue growth, earnings per common share, and return on average total equity as the performance measures for Mr. Dunlap’s cash bonus award, with each weighted equally. Mr. Dunlap’s target cash bonus award is equal to 20% of base salary. Additionally, for 2020, the Compensation Committee has established a payout range of 75% (threshold) to 125% (maximum) for each performance measure rather than have only a target (i.e., 100% payout). The Compensation Committee believes that including payout ranges is more in line with market practice and provides proper incentive for outstanding performance but without encouraging overly risky behavior.

Equity Awards

Prior to our adoption of the 2017 Equity Incentive Plan (“2017 Plan”), which is described further under Long-Term Incentive Plans below, the equity awards we issued historically consisted of restricted stock awards issued pursuant to the Incentive Plan for Merchants Bank of Indiana Executive Officers (the “Prior Plan”), which, as described more fully below, allowed the Compensation Committee to establish the terms and conditions of the awards, subject to the Prior Plan’s terms. With our adoption of the 2017 Equity Incentive Plan, we have the ability to award a variety of instruments, but to date have only issued restricted stock units, with each restricted stock unit subject to vesting requirements established by the Compensation Committee.

For 2019, each of Messrs. Dunlap and Dury were eligible to receive an equity award based on the Company’s achievement of certain performance measures established by the Compensation Committee. Just the same as for Mr. Dunlap’s cash award bonus, after the close of our fiscal year, the Compensation Committee reviews our overall financial performance as compared to such measures and determines whether Messrs. Dunlap and Dury are entitled to receive a payout of such equity award. For 2019, if the target for such performance measure was not met, neither Mr. Dunlap nor Mr. Dury would receive a payout with respect to the portion of his equity award associated with that performance measure. Additionally, neither Mr. Dunlap nor Mr. Dury would receive a payout if Merchants Bank was not well capitalized at the end of any quarter in 2019. The Compensation Committee determined that for 2019 the performance measures were met, and Merchants Bank was well capitalized at the end of each quarter, and therefore Messrs. Dunlap and Dury received their full equity award, which was in the form of restricted stock units.

Historically, the Compensation Committee has not provided Mr. Petrie with the opportunity to receive any equity awards. As part of the 2019 Executive Compensation Review, the Compensation Committee determined Mr. Petrie’s compensation was below median of our peer group and that an opportunity to receive an equity award should be a part of Mr. Petrie’s compensation package.

For 2020, the Compensation Committee has established total revenue growth, earnings per common share, and return on average total equity as the performance measures for all of our Named Executive Officers’ equity awards, with each weighted equally. Additionally, for 2020, the Compensation Committee has established a payout range of 75% (threshold) to 125% (maximum) for each performance measure rather than have only a target (i.e., 100% payout). The Compensation Committee believes that including payout ranges is more in line with market practice and provides proper incentive for outstanding performance but without encouraging overly risky behavior.

For 2020, each of Messrs. Petrie, Dunlap, and Dury’s target equity award is equal to 70% of their respective base salary. If a payout is received, such payout will be in the form of restricted stock units and be subject to a vesting period.

Benefits

401(k) Plan.    The 401(k) Plan is designed to provide retirement benefits to all eligible full-time and part-time employees (including those of our subsidiaries). The 401(k) Plan provides employees with the opportunity to save for retirement on a tax-favored basis. Named Executive Officers, all of whom were eligible during 2019, may elect to participate in the 401(k) Plan on the same basis as all other employees. Employees may defer between 1% and 100% of their compensation to the 401(k) Plan, up to the applicable IRS limit. We currently match, dollar for dollar, the first 3% of an employee’s contribution to the 401(k) Plan. Our match is contributed in the form of cash and is invested according to the employee’s current investment allocation.

Health and Welfare Benefits.    Our Named Executive Officers are eligible to participate in our standard health and welfare benefits program, which offers medical, dental, vision, life, accident, and disability coverage to all of our eligible employees. We do not provide the Named Executive Officers with any health and welfare benefits that are not generally available to our other employees.

Perquisites.    We pay monthly dues and assessments for country club memberships for Mr. Petrie which he uses primarily to entertain current and prospective customers. We do not provide any other perquisites to our Named Executive Officers.

Employment Agreements

We do not have employment agreements with any of our Named Executive Officers other than an “at will” employment agreement with Mr. Dury and change in control agreements described below. We believe that not having employee agreements provides us with more flexibility and adaptability when making annual compensation decisions.

We entered into an “at will” employment agreement with Mr. Dury dated December 29, 2010, which has been amended from time to time. The agreement provides for a minimum base salary and the opportunity to earn commissions on loan fees received by us on loans originated by Mr. Dury. The loan fees on which Mr. Dury earns commissions are determined in our sole discretion and do not include fees paid prior to or after closing, or fees paid by any party other than the borrower.

Under the amended employment agreement, Mr. Dury had the opportunity to earn commissions for 2019 on the basis below:

Fees on Loans Originated by Mr. Dury	Commissions Earned by Mr. Dury
Under $107,000	None
Exceeds $107,000 but less than $250,000	10% of fees in excess of $107,000
Exceeds $250,000 but less than $500,000	$14,300, plus 20% of fees in excess of $250,000
Exceeds $500,000 but less than $750,000	$64,300, plus $50,000, plus 25% of fees in excess of $500,000
Exceeds $750,000	$126,800, plus 30% of fees in excess of $750,000

Mr. Dury’s employment agreement includes certain restrictive covenants, including a 12-month non-competition period.

Change in Control Agreements

Prior to 2020, we had not entered into change in control agreements or any other similar arrangements with our Named Executive Officers that provide for any particular compensation in the event of a change in control of the Company, with the exception of the vesting of equity awards under the 2017 Plan. As part of the 2019 Executive Compensation Review, the Compensation Committee recommended to the Board, and the Board concluded that it was in the best interests of the Company and its shareholders to take reasonable steps to compensate key executives, including our Named Executive Officers other than Mr. Petrie, in the event of a change in control event. With these agreements in place, if we should receive takeover or acquisition proposals from third parties, we will be able to call upon these key executives for their advice and assessment of whether such proposals are in the best interests of shareholders, free of the influences of their personal employment situations. The Compensation Committee determined that it would not be appropriate or in the best interest of shareholders to offer a change in control agreement to Mr. Petrie, in particular because of the significant amount of our common stock Mr. Petrie beneficially owns.

Each change in control agreement contains identical terms and, in particular: (a) provides for severance payment of an amount equal to two times base salary plus two times the target cash bonus award most recently approved by the Board in the event both (1) there is a change in control event and (2) employment is terminated by (i) us for any reason other than cause or (ii) by the executive with good reason, within a period between 120 days prior to an announcement of the change in control event and 18 months after the change in control event becomes effective; (b) contains customary restrictive covenants regarding confidentiality; (c) contains a clawback provision should any benefit thereunder be subject to recapture under any Company policy or applicable law; and (d) prohibits, for a 12-month period, (1) competing with us in any commercial banking, mortgage lending, or any similar lending or banking services provided by us anywhere in, or for any person whose principal office is located in, any county in which we maintain an office, after receipt of their severance payment and (2) soliciting our customers or employees, regardless of whether a severance payment is received. Severance payments will be made only if the executive fully releases all claims against us.

Long-Term Incentive Plans

Equity-based incentive awards are currently made though the 2017 Plan. We also maintain the Prior Plan. As of the effective date of the 2017 Plan, no further awards will be granted under the Prior Plan. However, any previously outstanding incentive award granted under the Prior Plan remains subject to the terms of such plans until the time it is no longer outstanding.

Merchants Bancorp 2017 Equity Incentive Plan

The 2017 Plan was adopted by the Board on June 22, 2017 and approved by our shareholders on July 5, 2017. The 2017 Plan was designed to ensure availability of equity awards that will assist us in attracting, retaining, and rewarding key employees, Directors, and other service providers. Pursuant to the 2017 Plan, a committee of the Board (the “Committee,” for which the Compensation Committee has been appointed by the Board to serve in such role) is allowed to grant awards to eligible persons in the form of qualified and non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights, and other incentive awards. Up to 1,500,000 shares of common stock are available for issuance under the 2017 Plan. To date, we have issued 7,018 shares of common stock under the 2017 Plan.

Awards vest, become exercisable, and contain such other terms and conditions as determined by the Committee and set forth in individual agreements with the participants receiving the awards. Awards to our Chief Executive Officer must have a vesting period of at least three (3) years. The 2017 Plan enables the Committee to set specific performance criteria, in compliance with the United States Treasury Department’s final “Guidance on Sound Incentive Compensation Policies,” that must be met before an award vests under the 2017 Plan. In establishing criteria, the Committee must attempt to balance risk and financial results in a manner that does not encourage participants to expose us to unnecessary or excess risks. At least 50% of any award to the Chief Executive Officer must be performance-based. An award agreement with the Chief Executive Officer also must stipulate that the Chief Executive Officer will hold shares of stock received for at least a 12-month period after vesting requirements are satisfied, unless the Chief Executive Officer incurs a termination of service, in which case the holding period ends on the termination date.

The 2017 Plan allows for acceleration of vesting and exercise privileges of grants if a change in control occurs and a participant incurs a termination of service without cause following the change in control, or in the event of a participant’s death or total disability. If a participant’s employment is terminated for cause or the participant voluntarily separates, then all unvested awards expire at the date of termination.

Outstanding Equity Awards at Fiscal Year End

The following table provides information for each of our Named Executive Officers regarding outstanding unvested stock awards held by the Named Executive Officers as of December 31, 2019.

As of December 31, 2019, our Named Executive Officers only had restricted stock units outstanding. Each restricted stock unit represents a right to receive one (1) share of our common stock upon vesting. Market values are presented as of the end of 2019 (based on the closing price of $19.71 on December 31, 2019).

	Stock Awards
Name	Number of Units of Stock That Have Not Vested (#)(1)	Market Value of Units Units of Stock That Have Not Vested ($)
Michael F. Petrie	—	—
Michael J. Dunlap (2)	22,056	434,724
Michael R. Dury (3)	9,150	180,347

(1)	Each restricted stock unit will accelerate and vest upon a change in control (as defined in the Prior Plan or the 2017 Plan, as applicable).
(2)	4,234 vest on March 15, 2020, 9,353 vest on November 30, 2020, 4,234 vest on February 1, 2021, and 4,235 vest on February 1, 2022.
(3)	1,304 vest on March 15, 2020, 5,237 vest on November 30, 2020, 1,304 vest on February 1, 2021, and 1,305 vest on February 1, 2022.

EXECUTIVE OFFICERS

A description of the background and business experience of our current Executive Officers who are not Directors is provided below. Messrs. Petrie, Dunlap, and Evans’, each of whom currently serves as a Director, background and business experience is discussed in Election of Directors above.

Michael R. Dury, 35, President and Chief Executive Officer of Merchants Capital. Mr. Dury joined Merchants Capital in July 2007 and has served in various capacities, starting as a Real Estate Investment Officer and is currently in the position of President and Chief Executive Officer of Merchants Capital. During his employment with Merchants Capital, Mr. Dury has also served as the Assistant Vice President, Vice President, Senior Vice President, Executive Vice President, and Chief Operating Officer. Mr. Dury also previously served as President of The Notre Dame Club of Indiana.

Jerry F. Koors, 56, President – Merchants Mortgage. Mr. Koors joined Merchants in October 2013 as the President of Merchants Mortgage, a division of Merchants Bank. Prior to joining Merchants Mortgage, Mr. Koors had served as a Regional Vice President for PNC Mortgage since February 1995. Mr. Koors has spent over 25 years in lending and bank-related management roles, including managing up to 120 loan officers in up to five states in the origination of investment quality loans sold to various agencies.

Susan Dehner Kucer, 65, President – Indianapolis Market. Ms. Kucer joined Merchants Bank in February 2016 as the President of the Indianapolis Market. Prior to joining Merchants Bank, Ms. Kucer served as Senior Vice President and the Business Banking Market Manager for PNC Bank from November 1982 through December 2016. At PNC Bank, Ms. Kucer led a team of sales and relationship managers to provide deposit, lending, treasury management and merchant services to business customers throughout four Midwest states. Ms. Kucer is currently on the Board of Visitors for Butler University’s College of Liberal Arts and Sciences and on the Board of Trustees for Brebeuf Jesuit Preparatory School.

Kevin T. Langford, 52, Chief Administrative Officer. Mr. Langford joined Merchants in January 2017 and currently serves as Senior Vice President and Chief Administrative Officer. Mr. Langford’s responsibilities include overseeing information technology, marketing, facilities, and our portfolio of loans held for investment. Prior to joining Merchants, Mr. Langford served in various executive and management capacities with First Financial Bank in Cincinnati, Ohio, including as President of Community Banking, President of Consumer Banking, CIO, and CAO.

John F. Macke, 54, Chief Financial Officer. Mr. Macke joined Merchants in July 2017 as the Chief Financial Officer. Prior to joining Merchants, Mr. Macke served as Executive Vice President of Capital Markets at Stonegate Mortgage Corporation where he also served as Chief Financial Officer from April 2013 to May 2014 after joining in January 2012. Mr. Macke also held executive positions with Freedom Mortgage and Irwin Mortgage and has over 25 years of mortgage banking experience. Mr. Macke holds a Bachelor of Science degree in Business Administration from the University of Dayton and an MBA from Indiana University.

Terry A. Oznick, 36, General Counsel. Mr. Oznick joined Merchants as Senior Vice President and General Counsel in September 2018. Mr. Oznick has extensive experience representing financial institutions, including advising on mergers and acquisitions, SEC filings and compliance, operational issues, cash management products, and electronic banking. In addition to overseeing our legal affairs, Mr. Oznick is also responsible for human resources, compliance, and vendor management. Prior to joining Merchants, Mr. Oznick served as Senior Associate at the law firm of Krieg DeVault LLP, Senior Counsel and Vice President at Citibank, N.A., and Assistant General Counsel and Vice President at JPMorgan Chase Bank, N.A.

Martin A. Schroeter, 58, President – Warehouse Lending. Mr. Schroeter joined Merchants as President of Warehouse Lending in November 2019 and his responsibilities include overseeing Merchants Bank’s mortgage warehouse business. Mr. Schroeter has more than 35 years of mortgage banking experience, including as an executive for several mortgage warehouse lenders. Prior to joining Merchants, Mr. Schroeter served as Executive Vice President of ArcHome Mortgage, Partner of ArcLine Lending, LLC, President and COO of Cooper River Financial, LLC, which ultimately became part of Ocwen Financial Corp., and Senior Managing Director, Warehouse Lending Group of GMAC, which became Ally Bank.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The below table sets forth the following information as of the Record Date regarding the beneficial ownership of our common stock for:

•	each shareholder known by us to beneficially own more than 5% of our outstanding common stock;

•	each of our Directors and nominees;

•	each of our Named Executive Officers; and

•	all of our Directors, nominees, and Executive Officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. Except as disclosed in the footnotes to this table, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.

The percentage of beneficial ownership is based on 28,742,484 shares of our common stock outstanding as of the Record Date.

The address for each shareholder listed in the table below is: c/o Merchants Bancorp, 410 Monon Boulevard, Carmel, Indiana, 46032.

	Amount and Nature of Beneficial Ownership (1)
Name	Number	%
5% shareholders:
Jody J. Petrie (2)	9,941,077	34.59
Mary H. Rogers (3)	2,292,786	7.98
Katherine H. Rogers (4)	2,516,697	8.76
Carey Rogers Kulongoski (4)	2,569,071	8.94
Randall D. Rogers, Jr. (4)	2,569,071	8.94

Directors, Nominees, and Named Executive Officers:
Michael J. Dunlap	31,090	*
Michael R. Dury	39,760	*
Scott A. Evans	7,706	*
Sue Anne Gilroy	2,383	*
Andrew A. Juster	10,455	*
Patrick D. O’Brien	67,321	*
Michael F. Petrie (5)	9,941,077	34.59
Randall D. Rogers (6)	2,292,786	7.98
Anne E. Sellers	1,446	*
David N. Shane	8,946	*
All Directors and Executive Officers as a group (16 persons)	12,442,829	43.29

*denotes less than 1%

(1)	Does not include awards under the Prior Plan or the 2017 Plan that are unvested and for which the recipient is not entitled to vote or receive dividends.

(2)	Jody J. Petrie is the wife of Michael F. Petrie and individually holds 1,627,748 shares and is the sole trustee of the following trusts: The Julia L. Petrie Irrevocable GST Trust 2010 (950,000 shares); The Emily J. Petrie Irrevocable GST Trust 2010 (950,000 shares); The Emily J. Petrie Irrevocable Trust – 2010 (2,392,790 shares); and The Julia L. Petrie Irrevocable Trust – 2010 (2,392,790 shares). Mrs. Petrie’s reported beneficial ownership includes 1,627,749 shares held by Mr. Petrie. Mrs. Petrie disclaims beneficial ownership of shares held individually by Mr. Petrie.

(3)	Mary H. Rogers is the wife of Randall D. Rogers and is the sole trustee of the following trusts: The Katherine H. Rogers Irrevocable GST Trust 2011 (582,000 shares); The Carey Rogers Kulongoski Irrevocable GST Trust 2010 (582,000 shares); and The Randall D. Rogers, Jr. Irrevocable GST Trust 2011 (582,000 shares). Mrs. Rogers’ beneficial ownership also includes 546,786 shares held individually by Mr. Rogers as to which Mrs. Rogers may be deemed to have beneficial ownership. Mrs. Rogers disclaims beneficial ownership of shares held individually by Mr. Rogers.

(4)	Katherine H. Rogers, Carey Rogers Kulongoski, and Randall D. Rogers, Jr. are the adult children of Randall D. Rogers.

(5)	Includes 1,627,749 shares held individually by Mr. Petrie, 1,627,748 shares held individually by Jody J. Petrie, and 6,685,580 shares held by trusts of which Jody J. Petrie is the sole trustee, as described in footnote (2) above, as to which Mr. Petrie may be deemed to have beneficial ownership. Mr. Petrie disclaims beneficial ownership of all shares that he does not hold individually.

(6)	Includes 546,786 shares held individually by Mr. Rogers and 1,746,000 shares held by trusts of which Mary H. Rogers is the sole trustee, as described in footnote (3) above, as to which Mr. Rogers may be deemed to have beneficial ownership. Mr. Rogers disclaims beneficial ownership of all shares that he does not hold individually.

Equity Compensation Plan Information as of December 31, 2019:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	-	N/A	1,500,000
Equity compensation plans not approved by security holders	-	N/A	-
Total	-	N/A	1,500,000

We do not currently have any compensation plans under which equity securities are authorized for issuance that have not been approved by security holders.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our Directors and Executive Officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership of, and transactions in, our equity securities with the SEC. Our Directors and Executive Officers are also required to furnish us with copies of all such Section 16(a) reports they file. These reports are available on our website at http://investors.merchantsbankofindiana.com/InsiderFilings

Based on a review of these reports, and on written representations from our reporting persons, we believe that all such Section 16(a) filing requirements applicable to our Directors and Executive Officers were satisfied during 2019, except that the Form 3 and a subsequent Form 4 filed for Andrew A. Juster unintentionally omitted Mr. Juster’s holdings of our 7.00% Fixed-to-Floating Rate Series A Non-Cumulative Perpetual Preferred Stock and the Form 3 for Martin A. Schroeter was unintentionally filed beyond the prescribed ten (10) day time frame. An amended Form 3 and Form 4 were filed for Mr. Juster and a Form 3 was filed for Mr. Schroeter.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with Directors and Executive Officers described in Executive Compensation above, the following is a description of transactions since January 1, 2019, to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our Directors, Executive Officers, or beneficial holders of more than 5% of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.

Employment Relationships with Related Parties

We employ Matt Kaercher, the son-in-law of our Chairman and Chief Executive Officer, Michael J. Petrie, as Senior Vice President, Midwest/Correspondent Lending of Merchants Capital. Mr. Kaercher’s compensation for 2019 totaled $647,000, which consisted of a base salary, production bonus, and benefits.

Prior to 2019 we employed John Petrie, the brother of our Chairman and Chief Executive Officer, Michael J. Petrie, as Senior Vice President, Chief Underwriter at Merchants Capital. In 2019 we paid John Petrie, $260,000 in connection with his employment ending at Merchants Capital.

Payment for Services of Related Parties

In 2019, we completed the construction of our new headquarters, a five (5) story, approximately 120,000 square foot office building located at 410 Monon Boulevard, Carmel, Indiana 46032. For the building’s audiovisual technology, including videoconferencing system and sound and acoustic design, we utilized the services of Sensory Technologies, LLC. One of our Directors, Anne E. Sellers, was Managing Principal and majority owner of Sensory Technologies, LLC in 2019. Sensory Technologies, LLC was paid $641,000 for its services, which was less than 5% of its consolidated gross revenues.

Ordinary Banking Relationships

Certain of our Directors, officers, beneficial owners of more than 5% of our common stock and their associates were customers of, and had transactions with, us in the past and additional transactions with these persons are expected to take place in the future. All outstanding loans and commitments to loan with these persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to us, and did not involve more than the normal risk of collectability or present other unfavorable features. All such loans are approved by the board of directors of the relevant bank subsidiary, Merchants Bank or Farmers-Merchants Bank of Illinois, in accordance with bank regulatory requirements. Similarly, all certificates of deposit and depository relationships with these persons were made in the ordinary course of business and involved substantially the same terms, including interest rates, as those prevailing at the time for comparable depository relationships with persons not related to us.

Policies and Procedures Regarding Related Party Transactions

Transactions by us, Merchants Bank, or our other insured depository institution subsidiary, Farmers-Merchants Bank of Illinois, and certain of our other subsidiaries with related parties, are subject to certain regulatory requirements and restrictions, including Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by Merchants Bank and Farmers-Merchants Bank of Illinois with its affiliates) and the Board of Governors of the Federal Reserve System’s Regulation O (which governs certain loans by Merchants Bank and Farmers-Merchants Bank of Illinois to its Executive Officers, Directors, and principal shareholders).

Under applicable SEC and Nasdaq rules, related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000, and a related party has or will have a direct or indirect material interest. Our related parties include Directors (including nominees for election as Directors), Executive Officers, 5% shareholders, and the immediate family members of these persons or entities affiliated with them. In accordance with our Audit Committee Charter, related party transactions are evaluated in accordance with our Code of Conduct. In determining whether to approve a related party transaction, the Audit Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of an improper conflict of interest for any Director or Executive Officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair a Non-Executive Director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies.

REPORT OF THE AUDIT COMMITTEE

Our management is responsible for the internal control over financial reporting.  The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee oversees our internal controls and financial reporting process on behalf of the Board. The Audit Committee has met and held discussions with management and the independent registered public accounting firm on these matters. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.  The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Auditing Standard 1301, as adopted by the Public Company Accounting Oversight Board, including the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board and has discussed with the independent registered public accounting firm the firm’s independence from us and our management.  In concluding that the independent registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for their audit.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of our internal control over financial reporting, and the overall quality of our financial reporting process.

In performing all of these functions, the Audit Committee acts only in an oversight capacity.  In its oversight role, the Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in its report, expresses an opinion on the conformity of our financial statements to accounting principles generally accepted in the United States of America. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal control over financial reporting designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that our financial statements are presented in accordance with accounting principles generally accepted in the United States of America, that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board or that our independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC. The Audit Committee has appointed, subject to shareholder ratification, BKD, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

The Audit Committee of the Board of Directors

of Merchants Bancorp

Andrew A. Juster, Chair

Sue Anne Gilroy

Patrick D. O’Brien

Anne E. Sellers

David N. Shane

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

The following table sets forth the aggregate fees billed for audit services rendered by BKD, LLP in connection with its audit of our consolidated financial statements and reports for our fiscal years ended December 31, 2019 and 2018 and for other services rendered during fiscal years ended December 31, 2019 and 2018, as well as all out-of-pocket costs incurred in connection with these services.

	2019	2018
Audit Fees (1)	$529,750	$434,000
Audit-Related Fees (2)	22,500	12,480
Tax Fees (3)	45,900	38,350
All Other Fees (4)	9,880	-
TOTAL	$608,030	$484,830

(1)	Includes fees billed for the audit of consolidated financial statements, including review of interim financial information contained in Quarterly Reports on Form 10-Q and other regulatory reports.
(2)	Includes fees associated with the audit of our employee benefits plans and the audit associated with the Uniform Single Attestation Program.
(3)	Includes fees billed for tax compliance services, including preparation of federal and state income tax returns, preparation of property tax returns, and tax payment and planning advice.
(4)	For 2019, this amount includes fees associated with the construction and planning of our new Headquarters building.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm.

The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Shareholder Proposals for the 2021 Annual Meeting

We anticipate holding our 2021 annual meeting of shareholders on May 20, 2021. Based on the date this proxy statement is being made available to shareholders, proposals submitted by shareholders under Rule 14a-8 of the Exchange Act to be presented at the 2021 annual meeting must be received by the Company at its principal executive office no later than December 10, 2020, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting, and must otherwise comply with the SEC rules and regulations. Any such proposals should be sent to the attention of the Secretary of the Company at 410 Monon Boulevard, Carmel, Indiana 46032.

All Director nominations and other shareholder proposals must be made in accordance with the requirements contained in the Company’s By-Laws, however, the Company is not required to include such nomination or proposal in its proxy statement. See the description of the nomination procedures beginning on page 11.

OTHER MATTERS

The Board does not know of any matters for action by shareholders at the Annual Meeting other than the matters described in the accompanying Notice of 2020 Annual Meeting of Shareholders. However, your proxy will confer upon the named proxies discretionary authority with respect to matters which are not known to the Board at the time of this proxy statement and which may properly come before the Annual Meeting. It is the intention of the persons named as proxies to vote pursuant to the proxy with respect to such matters in accordance with their best judgment.

YOUR VOTE IS IMPORTANT. PLEASE EXERCISE YOUR SHAREHOLDER RIGHT TO VOTE, REGARDLESS OF WHETHER YOU PLAN TO VIRTUALLY ATTEND THE ANNUAL MEETING.

MMMMMMMMMMMM MMMMMMMMMMMMMMMC123456789000004 ENDORSEMENT_LINE______________ SACKPACK_____________000000000.000000 ext 000000000.000000 ext 000000000.000000 ext000000000.000000 ext 000000000.000000 ext 000000000.000000 extMR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.Votes submitted electronically must be received by 1:00 a.m., Eastern Time, on May 21, 2020.Online GIof ntoo welwewct.rinovneicstvoortviontge,.com/MBIN delete QR code and control # Δr scan the≈ QR code — login de located in the shaded bar below.Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and CanadaSave paper, time and money! Sign up for electronic delivery at www.investorvote.com/MBINAnnual Meeting Proxy Card1234 5678 9012 345q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. qA Proposals — The Board of Directors recommends a vote FOR all nominees listed, and FOR Proposal 2. 01 - Michael F. Petrie 02 - Randall D. Rogers 03 - Michael J. Dunlap +1. Election of Directors:04 - Scott A. Evans 05 - Sue Anne Gilroy 06 - Andrew A. Juster 07 - Patrick D. O’Brien 08 - Anne E. Sellers 09 - David N. ShaneMark here to vote FOR all nomineesMark here to WITHHOLD vote from all nominees 01 02 03 04 05 06 07 08 09For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.For Against Abstain2. Ratification of the appointment of BKD, LLP as our independent registered public accounting firm for the year ending December 31, 2020.B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign BelowPlease sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.Date (mm/dd/yyyy) — Please print date below.Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.MMMMMMMC 1234567890 J N TMR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND038HAB1 U P X4 5 5 8 7 7MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

2020 Annual Meeting Admission Ticket 2020 Annual Meeting of Merchants Bancorp Shareholders Thursday, May 21, 2020 at 8:30 a.m. Virtual Meeting Only Website: www.meetingcenter.io/248870321 Password: MBIN2020Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/MBINq IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. qProxy – Merchants Bancorp + Notice of 2020 Annual Meeting of ShareholdersProxy Solicited by Board of Directors for Annual Meeting – May 21, 2020John F. Macke and Tami L. Durle, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Merchants Bancorp to be held on May 21, 2020 or at any postponement or adjournment thereof.Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all director nominees listed in Proposal 1 and FOR Ratification of BKD, LLP as independent auditor as provided in Proposal 2.In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)C Non-Voting ItemsChange of Address — Please print new address below.Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.+